Exhibit 10(dd)
HOWMET AEROSPACE INC.
2013 HOWMET AEROSPACE STOCK INCENTIVE PLAN RESTRICTED SHARE UNIT AWARD AGREEMENT
Grant Date: February 15, 2024

The terms and conditions of this Global Restricted Share Unit Award Agreement, including Appendices A and B attached hereto, (the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is granted to the Participant under the 2013 Howmet Aerospace Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”). Terms that are defined in the Plan have the same meanings in the Award Agreement.

NOTE: To avoid cancellation of the Restricted Share Unit award, the Participant must affirmatively accept the Award and the terms of this Award Agreement within 6 months of the grant date, as set forth in paragraph 29 of the Award Agreement.

General Terms and Conditions

1.The Restricted Share Units are subject to the provisions of the Plan and the provisions of the Award Agreement. If the Plan and the Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue the number of Shares indicated in the Participant’s account at Merrill Lynch’s OnLine website www.benefits.ml.com, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with paragraphs 2 and 4 below.

Vesting and Payment

2.A Restricted Share Unit vests on the third anniversary date of the grant date and will be paid to the Participant in Shares on the vesting date or within 90 days thereafter.

3.Except as provided in paragraph 4, if a Participant’s employment with the Company (including its Subsidiaries) is terminated before the Restricted Share Unit vests, the Award is forfeited and is automatically canceled.

4.The following are exceptions to the vesting rules:

•Death: a Restricted Share Unit held by a Participant who dies while an Employee is not forfeited in whole but will vest Pro-Rata and be paid as soon as practicable following the date of death, but in no event later than December 31 of the year following the year in which the Participant’s death occurs. For purposes of the foregoing, the “Pro-Rata” portion of the Restricted Share Unit that vests is calculated based on a proportionate share of the time during the vesting period that the Participant was actively employed with the Company or a Subsidiary, computed on the basis of the actual number of days the Participant was actively employed after the date of grant over a total vesting period of 1,080 days.

•Disability: a Restricted Share Unit held by a Participant who is permanently and totally disabled while an Employee is not forfeited in whole but only in part and a Pro-Rata portion of the Restricted Share Unit will vest and be paid on the original stated vesting date set forth in paragraph 2. A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

•Termination without Cause or for Good Reason: a Restricted Share Unit held by a Participant who is terminated by the Company without Cause (as defined in the letter agreement between the Company and the Participant dated as of February 24, 2020, as amended June 9, 2020, October 14, 2021 and December 2, 2022 (the “Letter Agreement”)) or by the Participant for Good Reason (as defined in the Letter Agreement) is not forfeited but will vest and be paid to the Participant on the original stated vesting date set forth in paragraph 2.

•Change in Control: a Restricted Share Unit vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. If the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), the vested Restricted Share Unit will be paid to the Participant within 30 days following the Change in Control. If the Change in Control does not so qualify, the vested Restricted Share Unit will be paid to the Participant on the original stated vesting date set forth in paragraph 2.

•Retirement: a Restricted Share Unit is not forfeited if it is held by a Participant who retires at least 9 months after the grant date under a Company or Subsidiary plan (or if there is no Company or Subsidiary plan, a government retirement plan) in which the Participant is eligible for an immediate payment of a retirement benefit. In such event, the Restricted Share Unit vests and is paid in accordance with the original vesting schedule of the grant set forth in paragraph 2. Immediate commencement of a deferred vested pension benefit under a Company or Subsidiary retirement plan is not considered a retirement for these purposes.

5.A Participant will receive one Share upon the vesting and payment of a Restricted Share Unit.

Taxes

6.All taxes required to be withheld under applicable tax laws in connection with a Restricted Share Unit must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(l) of the Plan, but will generally withhold from the Shares to be issued upon payment of the Restricted Share Unit that number of Shares with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company will withhold Shares from the Shares to be issued upon payment of the Restricted Share Unit, as described herein, and will not use the other means set forth in the Plan unless approved by the Committee or in the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in paragraph 2 in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Restricted Share Units; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.

Beneficiaries

7.If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Restricted Share Units that have not yet vested at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com

8.Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

9.A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

10.The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.

11.Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Restricted Share Units upon vesting. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.

12.Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren,” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

13.If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

14.In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this paragraph 14 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

Repayment/Forfeiture

15.Pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that the Restricted Share Unit will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant violates any agreement in place with the Company or a Subsidiary, such as a non-competition agreement, settlement agreement or confidentiality agreement, the violation of which is injurious to the Company or any Subsidiary, monetarily, reputationally or otherwise; (ii) in the event of the Participant’s fraudulent conduct or willful engagement in conduct, in each case which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of a “clawback” of Awards as described in Section 15(f) of the Plan; (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan, or (v) in the event of the Participant’s violation of the Company’s Code of Conduct or applicable law, in each case which is injurious to the Company or any Subsidiary, monetarily, reputationally or otherwise.
Further, as an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any Shares, cash, sale proceeds or other benefits the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company (i) to the extent required under the Company’s Executive Officer Incentive Compensation Recovery Policy, if applicable to the Participant, or under any other recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as any such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent), or as otherwise may be required to comply with applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002; or (ii) as determined appropriate by the Board pursuant to the Excess Compensation Clawback set forth in Section 15(f) of the Plan, which is incorporated herein by reference. Further, if the Participant otherwise receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

The Repayment/Forfeiture provisions of this paragraph 15 shall apply notwithstanding anything herein or in the Plan to the contrary, provided that in no event shall there be any duplication of recovery of amounts from the Participant under the Excess Compensation Clawback, the Executive Officer Incentive Compensation Recovery Policy, Section 304 of the Sarbanes-Oxley Act of 2002, Section 15(e) of the Plan, or any other recoupment policy, provision or requirement.

Miscellaneous Provisions

16.Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any local, state, federal or foreign securities or exchange control law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any local, state, federal or foreign administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

17.Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

18.Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.

19.Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

20.Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

21.Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

22.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Share Unit and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.Compliance with Code Section 409A. It is intended that the Restricted Share Right granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Right granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

24.Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

25.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands and agrees to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

26.Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).

27.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

28.Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

Acceptance of Award

29.As permitted by Section 15(c) of the Plan, receipt of this Restricted Share Unit award is subject to the Participant’s acceptance of the Award and the terms of this Award Agreement and the Plan through Merrill Lynch’s OnLine® website www.benefits.ml.com and/or through such other procedures as may be required by the Company (Participant’s “Acceptance”). To avoid forfeiture of the Award, the Participant must provide such Acceptance within 6 months of the grant date of the Award. The date as of which the Participant’s Restricted Share Unit award shall be forfeited, if the Participant has not provided such Acceptance, will generally be set forth in the Participant’s account at Merrill Lynch’s OnLine® website. If the Participant does not provide Acceptance within this 6 month period, the Award will be cancelled in accordance with any administrative procedures adopted under the Plan.

Performance Feature

30.If the vesting of a Restricted Share Unit is subject to a performance condition, the following additional terms and conditions will apply to that Award:

•The Participant will have the right to receive from 0% to 200% of the number of Shares indicated on the grant date, based on achievement of performance goals established by the Committee for that Award.
•The performance period is three years. Attainment of performance goals for the three-year period will be determined or certified, as applicable, by the Committee on a date as soon as practicable following the end of the performance period (the “Determination Date”).

•Notwithstanding paragraph 2 of the Award Agreement, the vesting date of the Award shall be the later of the date set forth in paragraph 2 and the Determination Date. To vest in the Award, the Participant must remain employed with the Company or a Subsidiary until such vesting date, except as otherwise set forth in paragraph 4. In any case, except where payment of the Award is made upon a Change in Control within the meaning of Treas. Reg. § 1.409A-3(i)(5), in no event will payment of the Award occur outside of the time period set forth in paragraph 2.
•In the event of termination of the Participant’s employment with the Company (including its Subsidiaries) before the vesting of the Restricted Share Unit by reason of disability, retirement, or termination by the Company without Cause or by the Participant for Good Reason, each as described in paragraph 4, payment of the Restricted Share Unit will be based on the extent to which the performance objectives established by the Committee have been attained following the end of the performance period (as prorated in accordance with paragraph 4 in the case of disability).
•In the event of termination of the Participant’s employment with the Company (including its Subsidiaries) before the vesting of the Restricted Share Unit by reason of death, payment of the Restricted Share Unit will be based on the target number of Shares indicated on the grant date (as prorated in accordance with paragraph 4).
•In the event of a Change in Control, the performance feature of the Award will cease to apply and the Award will be converted into a time-based award in accordance with the formula set forth in Section 12(a)(v) of the Plan. The vesting and payment of such Award will then be governed in accordance with paragraph 4.